Exhibit 18

December 13, 2018

Board of Directors

Kewaunee Scientific Corporation

2700 W Front St.

Statesville, NC 28677

Ladies and Gentlemen:

Notes A and E to the condensed consolidated financial statements of Kewaunee Scientific Corporation (the Company) included in its Form 10-Q for the three and six months ended October 31, 2018 describe a change in the method of accounting for inventory valuation from the last-in, first-out method, to the first-in, first-out method for its domestic inventory. There are no authoritative criteria for determining a ‘preferable’ inventory costing method based on the particular circumstances; however, we conclude that such a change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to April 30, 2018, and therefore we do not express any opinion on any financial statements of Kewaunee Scientific Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Charlotte, NC